Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
Municipal Fund 2
811-10253

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Voting results for March 30, 2012 are as follows:

    Common and Preferred
shares voting together as a class

Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                       3,529,272
                   1,497,524
   Against
                          200,518
                        16,135
   Abstain
                            93,081
                        15,200
   Broker Non-Votes
                       2,272,603
                      527,645
      Total
                       6,095,474
                   2,056,504



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
                       3,521,254
                   1,496,024
   Against
                          207,124
                        16,135
   Abstain
                            94,493
                        16,700
   Broker Non-Votes
                       2,272,603
                      527,645
      Total
                       6,095,474
                   2,056,504

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168